Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Dreyfus Premier New Jersey Municipal Bond Fund, Inc.

In planning and performing our audit of the financial statements of Dreyfus Premier New Jersey Municipal Bond Fund, Inc. as of and for the year ended December 31, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of Dreyfus Premier New Jersey Municipal Bond Fund, Inc.’s internal control over financial reporting. Accordingly, we express no such opinion.

The management of Dreyfus Premier New Jersey Municipal Bond Fund, Inc. is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of Dreyfus Premier New Jersey Municipal Bond Fund, Inc.’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated February 8, 2006, we reported that there were no deficiencies in Dreyfus Premier New Jersey Municipal Bond Fund, Inc.’s internal control over financial reporting and its operation, including controls for safeguarding securities that we considered to be a material weakness as defined above as of December 31, 2005. However, subsequent to the filing of the Dreyfus Premier New Jersey Municipal Bond Fund, Inc.’s Form N-SAR for its fiscal year ended December 31, 2005, we noted the following matter involving internal control over financial reporting and its operation that we consider to be a material weakness, as defined above. Dreyfus Premier New Jersey Municipal Bond Fund, Inc.’s controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not designed to appropriately determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140,

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. As a result of this material weakness, the statement of assets and liabilities, including the portfolio of investments, as of December 31, 2005, the related statement of operations and changes in net assets for the year then ended and the financial highlights for each of five years in the period then ended of the Dreyfus Premier New Jersey Municipal Bond Fund, Inc. were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense.

This report is intended solely for the information and use of management and the Board of Directors of Dreyfus Premier New Jersey Municipal Bond Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP

New York, New York February 8, 2006, except for the fifth paragraph, as to which the date is January 29, 2007